Exhibit 99.1

UniPixel Appoints Christine A. Russell as CFO

THE WOODLANDS, Texas — May 28, 2015 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics and display markets, has appointed Christine A. Russell as chief financial officer, succeeding Jeff Tomz who will continue in the role of director of finance for the next 30 days to assist with the transition.

Russell brings to the position more than 30 years of CFO and senior management experience for private and publicly traded technology companies. Over the course of her career, she has completed a number of IPOs, as well as both the buy and sell side of M&A transactions.

“We welcome Christine’s strong management skills and extensive experience, particularly in serving as a CFO for highly successful high-tech public companies with international operations,” said UniPixel’s president and CEO, Jeff Hawthorne. “Her background and capabilities are well-suited to the many global opportunities we’re pursuing with our touch sensors and hard coat films, and helping major OEMs achieve the cost and functional advantages offered by our unique technologies.

Commented Russell: “I am excited to join UniPixel during this pivotal stage of its development, particularly following the recent acquisition of the XSense touch technology that brings with it commercial volume shipments for a Tier 1 US based PC OEM customer and a pipeline of products for other Tier 1 PC OEMs in the U.S. and Asia. My experience as a CFO of successful technology companies leads me to believe that UniPixel now has the elements in place to achieve a revenue ramp targeting profitability in 2016.”

Russell previously served as CFO of Vendavo, a provider of B2B price optimization software solutions, where she helped grow revenue 20% year-over-year and generate a record bookings quarter before helping lead the company’s sale to a private equity firm earlier this year. Prior to Vendavo, Russell served as CFO of EAG, with 700 employees and 22 labs worldwide delivering analytical and testing services to semiconductor, LED, biotech, chemical and other technology firms.  She led the financial aspect of the team that executed the acquisition of seven labs to expand the business.

Before EAG, Russell served as CFO and EVP of business development at Virage Logic, a provider of semiconductor IP, before it merged with Synopsys. Leading up to its acquisition by HP, Russell served as CFO of OuterBay Technologies, an enterprise software venture-backed start-up offering database archiving and information lifecycle management to Fortune 500 companies. Prior to OuterBay, she served as CFO of Ceva, a semiconductor intellectual property company offering digital signal processing cores and applications software.

She has also served as CFO of Persistence Software, an enterprise software company, where she brought in Intel and Piper Jaffrey as investors prior to the company’s IPO, as well as helped complete the acquisition of two software companies.

Prior to Persistence Software, Russell served as CFO of Cygnus Solutions, a pioneer in the open source software industry that was bought by RedHat. She earlier served as CFO of Valence Technology, a developer of rechargeable lithium-ion batteries, where she helped lead an IPO that raised $136 million.

Russell currently serves as director and audit committee chair of QuickLogic Corporation, and previously served as director and audit committee chair of Peak International. She is currently the chairman of Silicon Valley Directors Exchange (SVDX) which affiliates with the Stanford Rock Center. Other roles included president of Financial Executives International (Silicon Valley Chapter), and emeritus member of the business school advisory board at the University of Santa Clara, Leavey School of Business. She holds a BA and MBA in finance from the University of Santa Clara.

“We would like to deeply thank Jeff for his dedication and contribution to UniPixel over the last several years, and especially for helping lead the company through challenging times as we progress from early stage development to our entry into volume commercial sales,” said Hawthorne. “We appreciate him staying on to assist in a smooth transition, and wish him the very best in his future endeavors.”

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) is developing Performance Engineered Films for the display and flexible electronics markets. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's roll-to-roll electronics manufacturing process prints fine line conductive elements on thin films. The company intends to market its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and intends to eventually expand its marketing to private label or Original Equipment Manufacturer (OEM) brands. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended including the statement that Uni-Pixel has the elements in place to achieve a revenue ramp targeting profitability in 2016. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com